Smart Balance Updates Outlook for 2010

Company Remains Optimistic on Growth Strategy
Conference Call to Discuss Updated Outlook Scheduled for June 15, 2010

Paramus, NJ (June 14, 2010) – Smart Balance, Inc. (NasdaqGM: SMBL) today updated its outlook for 2010 and remains optimistic on its growth strategy.  The Company will host a conference call with the investment community on Tuesday, June 15, 2010, during which management will discuss the outlook.

For the full year of 2010, the Company now expects its net sales growth to be in the range of 2-4% and its cash operating income to be in line with the prior year, excluding previously announced reorganization charges and any potential non-cash impairment charges resulting from this updated outlook.  The Company previously expected growth in the mid-teens for both net sales and cash operating income in 2010.  The updated outlook reflects the combined impact of ongoing macroeconomic softness, consumer price sensitivity for premium-priced products, heightened promotional activity in the spreads category and slower than anticipated growth for new products.

Commenting on the announcement, Chairman and Chief Executive Officer Stephen Hughes stated, “The past two months have been particularly challenging, as consumer price sensitivity and very aggressive promotional activity in the spreads category have put pressure on our results.  At the same time, while we are enjoying success with the expansion of Smart Balance milk, our rate of traction has been somewhat slowed by the difficult consumer environment and the timing of customer shelf placement resets.  Nevertheless, we remain confident in our long-term growth strategy for the Company and believe that the actions we are taking to address the current marketplace softness and to reduce our operating expenses will strengthen our performance in the second half of this year.”

For the second quarter of 2010, the Company expects a 6-7% decline in net sales versus the year-ago period.  However, the Company expects net sales to strengthen considerably in the second half of 2010, with current expectations for growth in the range of 5-10% as compared to the same period last year.

Commenting on the Company’s outlook, Mr. Hughes continued, “We have made significant progress in building our strategic platform for growth over the past three years, despite the extraordinarily challenging economic environment we have encountered during the past 18 months.  While our growth trajectory has slowed somewhat, given these headwinds, we have successfully started the roll-out of our three-tier strategy in the spreads category and launched our expansion into the dairy case, both of which we expect to enable us to continue to drive significant growth over time.”

Conference Call Details

The Company will host a conference call with the investment community and conduct a simultaneous audio webcast on Tuesday, June 15, 2010 at 9:30 a.m. ET to discuss its revised outlook.  Investors and analysts interested in participating in this call should dial 1-800-894-5910 from the United States or 1-785-424-1052 from elsewhere at least 10 minutes prior to the start time.  The conference ID is 7BALANCE.  Access to the live audio webcast will be available at www.smartbalance.com and will be in listen-only mode.  A rebroadcast will be available until June 25, 2010, and can be accessed by dialing 1-800-688-7945.  An archive of the webcast will be available in the Investor Center of the company’s web site, www.smartbalance.com.

Forward-looking Statements

Statements made in this press release that are not historical facts, including statements about the Company’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements may include use of the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions.  Forward-looking statements speak only as of the date they are made, and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations, changes in financial condition, changes in general economic or business conditions, changes in estimates, expectations or assumptions, or circumstances or events arising after the issuance of this press release. Actual results may differ materially from such forward-looking statements for a number of reasons, including those risks and uncertainties set forth in the Company’s filings with the SEC and the Company’s ability to:

•	maintain margins during commodity cost fluctuations;
•	introduce and expand distribution of new products;
•	provide funding to support market share and increase consumer awareness; and
•	grow net sales in a competitive environment and with increasingly price sensitive consumers.

About Smart Balance, Inc.

Smart Balance, Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol.  The company markets the Smart Balance® line of products, which include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Sour Cream, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese, and also markets natural food products under the Earth Balance® brand and healthier lifestyle products under the Bestlife™ brand.

For more information about Smart Balance, Inc., Smart Balance® products and the Smart Balance™ Food Plan, please visit http://www.smartbalance.com.

Media Contact: Brent Burkhardt Executive Vice President Managing Director TBC Public Relations bburkhardt@tbc.us 410-986-1303	Investor Contact: John Mintz Vice President Finance & Investor Relations Smart Balance, Inc. investor@smartbalance.com 201-568-9300